UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2018 (December 10, 2018)

GameStop Corp.
(Exact name of Registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051
(817) 424-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

On December 10, 2018, GameStop Corp. (the “Company”) entered into the Third Amendment to Second Amended and Restated Credit Agreement (the “Third Amendment”), which amends the Second Amended and Restated Credit Agreement (as amended through the date hereof, the “Credit Agreement”), dated as of March 25, 2014, by and among the Company, certain subsidiaries of the Company, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

The Third Amendment permits the sale by the Company to Prime Acquisition Company of all of the outstanding common stock of Spring Communications Holding, Inc. in accordance with the terms of that certain Equity Purchase Agreement, dated November 21, 2018, by and among Prime Communications, L.P., Prime Acquisition Company, Spring Communications Parent, Inc., Spring Communications Holding, Inc and the Company.

The Third Amendment permits the Company to incur Permitted Senior Debt (as defined in the Credit Agreement) with scheduled amortization up to fifteen percent (15%) per annum.

During any period when scheduled amortization on Permitted Senior Debt is in excess of five percent (5%) of the original principal amount of such debt per annum, the Third Amendment establishes a reserve on the borrowing base availability in an amount equal to fifty percent (50%) of the amount of the scheduled amortization of such Permitted Senior Debt for the four quarter period immediately following the date of determination.

The foregoing description is qualified in its entirety by reference to the full and complete terms contained in the Third Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 9.01    Financial Statements and Exhibits.

(d)        Exhibits.

10.1	Third Amendment to Second Amended and Restated Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: December 12, 2018	By:	/s/ ROBERT A. LLOYD
Name: Robert A. Lloyd Title: Chief Operating Officer and Chief Financial Officer